Exhibit (D)(1)

Investment Advisory Agreement

NORTH TRACK FUNDS, INC.

INVESTMENT ADVISORY AGREEMENT

This INVESTMENT ADVISORY AGREEMENT is made as of the ___ day of __________, 2007, by and between NORTH TRACK FUNDS, INC. (the “Company”), a Maryland corporation registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end diversified management investment company, and ZIEGLER CAPITAL MANAGEMENT, LLC, a Wisconsin limited liability company (the “Advisor”).

WITNESSETH:

In consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed by and between the parties hereto as follows:

1. In General

The Company hereby appoints the Advisor to act as investment advisor with respect to each series of its common stock listed on Exhibit A attached hereto. Each series is referred to herein as a “Fund,” and collectively as the “Funds.” The Advisor agrees to provide professional investment management with respect to the investment of the assets of each Fund and to supervise and arrange the purchase and sale of securities held in the portfolio of each Fund. The Advisor may engage, on behalf of any Fund, the services of a Sub-Advisor, subject to any limitations imposed by the 1940 Act. It is understood that the Company may create one or more additional series of shares and that, if it does so, this Agreement may be amended to include additional series under the terms of this Agreement.

2. Duties and Obligations of the Advisor with Respect to the Funds

a. Subject to the succeeding provisions of this section and subject to the direction and control of the Board of Directors of the Company, the Advisor shall:

A. Decide what portfolio securities shall be purchased or sold by each Fund and when; and

B. Arrange for the purchase and the sale of securities held in the portfolio of each Fund by placing purchase and sale orders for each Fund.

b. Any purchases or sales of portfolio securities on behalf of each Fund shall at all times conform to, and be in accordance with, any requirements imposed by: (1) the provisions of the 1940 Act and of any rules or regulations in force thereunder; (2) any other applicable provisions of law; (3) the provisions of the Articles of Incorporation and By-Laws of the Company as amended from time to time; (4) any policies and determinations of the Board of Directors of the Company; and (5) the fundamental policies of the applicable Fund, as reflected in its registration statement under the 1940 Act, or as amended by the shareholders of such Fund.

c. The Advisor shall give each Fund the benefit of its best judgment and effort in rendering services hereunder. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties (“disabling conduct”) hereunder on the part of the Advisor (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Advisor) the Advisor shall not be subject to liability to the Company or to any shareholder of a Fund for any act or omission in the course of, or connected with rendering services hereunder, including without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement related, except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Except for such disabling conduct, the Company shall indemnify the Advisor (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Advisor) from any liability arising from the Advisor’s conduct under this Agreement to the extent permitted by the Company’s Articles of Incorporation, By-Laws and applicable law.

d. Nothing in this Agreement shall prevent the Advisor or any affiliated person (as defined in the 1940 Act) of the Advisor from acting as investment advisor or manager and/or principal underwriter for any other person, firm or corporation and shall not in any way limit or restrict the advisor or any such affiliated person from buying, selling or trading any securities for its or their own accounts or the accounts of others for whom it or they may be acting, provided, however, that the Advisor expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Company under this Agreement.

e. It is agreed that the Advisor shall have no responsibility or liability for the accuracy or completeness of the Company’s Registration Statement under the 1940 Act or the Securities Act of 1933 except for information supplied by the Advisor for inclusion therein.

3. Broker-Dealer Relationships

In connection with its duties set forth in Section 2(a)(ii) of this Agreement to arrange for the purchase and the sale of securities held by each Fund by placing purchase and sale orders for the Funds, the Advisor and/or any Sub-Advisor shall select such broker-dealers (“brokers”) and shall, in the Advisor’s or Sub-Advisor’s judgment, implement the policy of the applicable Fund to achieve “best execution,” i.e., prompt and efficient execution at the most favorable securities’ price. In making such selection, the Advisor and/or Sub-Advisor is also authorized to consider whether the broker provides brokerage and/or research services to the Fund and/or other accounts of the Advisor or Sub-Advisor. The commissions paid to such brokers may be higher than another broker would have charged if a good faith determination is made by the Advisor and/or Sub-Advisor that the commission is reasonable in relation to the services provided, viewed in terms of either that particular transaction or the Advisor’s or the Sub-Advisor’s overall responsibilities as to the accounts as to which it exercises investment discretion. The Advisor and/or Sub-Advisor shall use its judgment in determining that the amount of commissions paid are reasonable in relation to the value of brokerage and research services provided and need not place or attempt to place a specific dollar value on such services or on the portion of commission rates reflecting such services. To demonstrate that such determinations were in good faith, and to show the overall reasonableness of commissions paid, the Advisor and/or Sub-Advisor shall be prepared to show that commissions paid (i) were for purposes contemplated by this Agreement; (ii) provide lawful and appropriate assistance to the Advisor and/or Sub-Advisor in the performance of its decision-making responsibilities; and (iii) were within a reasonable range as compared to the rates charged by qualified brokers to other institutional investors as such rates may become known from available information. The Company recognizes that, on any particular transaction, a higher than usual commission may be paid due to the difficulty of the transaction in question.

4. Allocation of Expenses

The Advisor agrees that it will furnish the Company, at the Advisor’s expense, with all office space and facilities, and equipment and clerical personnel necessary for carrying out its duties under this Agreement. The Advisor will also pay all compensation of all Directors, officers and employees of the Company who are affiliated persons of the Advisor. All costs and expenses not expressly assumed by the Advisor under this Agreement shall be paid by the Company, including, but not limited to (i) interest and taxes; (ii) brokerage commissions; (iii) insurance premiums; (iv) compensation and expenses of its Directors other than those affiliated with the Advisor; (v) legal and audit expenses; (vi) fees and expenses of the Funds’ administrator, custodian, shareholder servicing or transfer agent and accounting and/or pricing services agent; (vii) expenses incident to the issuance of its shares, including stock certificates and issuance of shares on the payment of, or reinvestment of, dividends; (viii) fees and expenses incident to the registration under federal or state securities laws of the Funds or their shares; (ix) expenses of preparing, printing and mailing reports and notices, proxy material and prospectuses to shareholders of the Funds; (x) all other expenses incidental to holding meetings of the Funds’ shareholders; (xi) dues or assessments of or contributions to the Investment Company Institute or any successor or other industry association; (xii) such non-recurring expenses as may arise, including litigation affecting the Company and the legal obligations which the Company may have to indemnify its officers and Directors with respect thereto; and (xiii) all expenses which the Company or a Fund agrees to bear in any distribution agreement or in any plan adopted by the Company and/or a Fund pursuant to Rule 12b-1 under the 1940 Act.

5. Compensation of the Advisor

The Company agrees to pay the Advisor, out of the assets of the relevant Fund, and the Advisor agrees to accept as full compensation for all services rendered by the Advisor as such, an annual management fee, payable monthly and computed on the value of the average daily net asset value of the relevant Fund as shown on Exhibit A attached hereto.

6. Duration and Termination

a. This Agreement shall go into effect as to each Fund on the date set forth on Exhibit A attached hereto and shall, unless terminated as hereinafter provided, continue in effect for a period of two years and thereafter from year to year, but only so long as such continuance is specifically approved at least annually by: (i) the vote of a majority of the Board of Directors who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party case in person at a meeting called for the purpose of voting on such approval; and (ii) either by a vote of a majority of the Board of Directors or by the vote of the holders of a “majority” (as defined in the 1940 Act) of the outstanding voting securities of such Fund.

b. This Agreement may be terminated by the Advisor with respect to a Fund at any time without penalty upon giving the Company sixty (60) days’ written notice (which notice may be waived by the Fund) and may be terminated by the Company with respect to a Fund at any time without penalty upon giving the Advisor sixty (60) days’ written notice (which notice may be waived by the Advisor), provided that such termination by the Company shall be directed or approved by the vote of a majority of all of its Directors in office at the time or by the vote of the holders of a majority (as defined in the 1940 Act) of the voting securities of such Fund. This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act).

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by duly authorized persons and their seals to be hereunto affixed, all as of the date first above written.

NORTH TRACK FUNDS, INC.

By:
[Name],
[Title]

ZIEGLER CAPITAL MANAGEMENT, LLC

By:
[Name],
[Title]

EXHIBIT A

NORTH TRACK FUNDS, INC.

INVESTMENT ADVISORY MANAGEMENT FEES

Fund Name	Effective Date	Management Fee

S&P 100 Plus Fund	_______, 2007
The management fee for this Fund, calculated in accordance with paragraph 5 of this Agreement, shall be at an annual rate of 0.575 of 1% of the average daily net assets of the Fund up to $20 million, 0.45 of 1% on the next $30 million, 0.40 of 1% on the next $50 million, 0.35 of 1% on the next $400 million and 0.30 of 1% on assets over $500 million

NYSE Arca Tech 100 Index Fund	_______, 2007
The management fee for this Fund, calculated in accordance with paragraph 5 of this Agreement, shall be at an annual rate of 0.50 of 1% of the first $50 million of the average daily net assets of the Fund, 0.30 of 1% of the next $200 million in net assets, 0.25 of 1% of the next $250 million in net assets, and 0.20 of 1% of net assets in excess of $500 million.

Dow Jones Equity Income 100 Plus Fund	_______, 2007
The management fee for this Fund, calculated in accordance with paragraph 5 of this Agreement, shall be at an annual rate of 0.55 of 1% on the first $100 million in average daily assets, 0.50 of 1% on the next $400 million in average daily assets and 0.45 of 1% on average daily assets in excess of $500 million.

Dow Jones U.S. Health Care 100 Plus Fund	_______, 2007
The management fee for this Fund, calculated in accordance with paragraph 5 of this Agreement, shall be at an annual rate of 0.55 of 1% of the first $100 million of the average daily net assets of the Fund, 0.50 of 1% on the next $400 million of average daily net assets and 0.45 of 1% on average daily net assets in excess of $500 million.

Dow Jones U.S. Financial 100 Plus Fund	_______, 2007
The management fee for this Fund, calculated in accordance with paragraph 5 of this Agreement, shall be at an annual rate of 0.55 of 1% of the first $100 million of the average daily net assets of the Fund, 0.50 of 1% on the next $400 million of average daily net assets and 0.45 of 1% on average daily net assets in excess of $500 million.

Strategic Allocation Fund	_______, 2007	The management fee for this Fund, calculated in accordance with paragraph 5 of this Agreement, shall be at an annual rate of 0.10 of 1% of the average daily net assets of the Fund.

Geneva Growth Fund	_______, 2007
The management fee for this Fund, calculated in accordance with paragraph 5 of this Agreement, shall be at an annual rate of 0.75 of 1% of the first $250 million of the average daily net assets of the Fund, 0.70% of the next $250 million in net assets, and 0.65 of 1% on average daily net assets in excess of $500 million.

Wisconsin Tax-Exempt Fund	_______, 2007
The management fee for this Fund, calculated in accordance with paragraph 5 of this Agreement, shall be at an annual rate of 0.50 of 1% of the first $250 million of the average daily net assets of the Fund and 0.40 of 1% on average daily net assets in excess of $250 million.

Cash Reserve Fund	_______, 2007	The management fee for this Fund, calculated in accordance with paragraph 5 of this Agreement, shall be at an annual rate of 0.20 of 1% of the Fund’s average daily net assets.

Large Cap Equity Fund	_______, 2007
The management fee for this Fund, calculated in accordance with paragraph 5 of this Agreement, shall be at an annual rate of 0.75 of 1% of the first $250 million of the average daily net assets of the Fund, 0.70% of the next $250 million in net assets, and 0.65 of 1% on average daily net assets in excess of $500 million.